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                                                                      EXHIBIT 99

(WEBSENSE LOGO)

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
IR CONTACT:  Kate Patterson                 MEDIA CONTACT:  Carolyn Krytzer
             Websense Inc.                                  Websense Inc.
             (858) 320-8072                                 (858) 320-9276
             kpatterson@websense.com                        ckrytzer@websense.com
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NEWS RELEASE

WEBSENSE ANNOUNCES STRONG SEQUENTIAL GROWTH IN QUARTERLY BILLINGS; EXPECTS TO EXCEED PREVIOUS GUIDANCE FOR SECOND QUARTER REVENUE AND EARNINGS PER SHARE


         SAN DIEGO, July 7, 2003 - Websense Inc. (NASDAQ: WBSN), the world's leading provider of employee Internet management (EIM) software, today announced that it anticipates second quarter revenue to be in the range of $19.4 to $19.6 million, an increase of more than 33 percent compared to $14.6 million in the second quarter of 2002 and an increase of approximately 5 percent compared to $18.5 million in the first quarter of 2003. Based on this revenue, the company expects fully diluted earnings per share to be approximately 18 cents, which exceeds the previously issued guidance of 16 to 17 cents. Final results for the quarter will be released after the market close on July 22, 2003.

         Billings for the second quarter, which represent the full amount of subscription contracts booked and invoiced to customers during the quarter, are expected to surpass $25 million, an increase of more than 35 percent from the prior quarter and approximately 40 percent from a year ago. Billings for the quarter will include a $1.1 million three-year transaction with a North American managed service provider that had been expected to close in the first quarter of 2003. Billings are initially recorded to deferred revenue on the balance sheet, and are then recognized as revenue on the income statement ratably over the length of the contract. The difference between billings and subscription revenue in any given reporting period is reflected as the change in the
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deferred revenue balance when compared to the end of the prior period. For the second quarter of 2003, total deferred revenue is expected to be at least $70 million, which reflects an increase of more than $6 million when compared to the first quarter of 2003.

         "Our results this quarter reflect positive customer reaction to the significantly enhanced value proposition offered by our recently released Websense Enterprise version 5 and our unique ability to now automate enforcement of company EIM policies at three critical points of presence - the Internet gateway, the network and the desktop," said John Carrington, Websense chairman and chief executive officer. "This customer response has allowed us to increase our seats under subscription by more than 1 million during the quarter, bringing our installed based to approximately 15 million seats. We feel our second quarter results are outstanding and believe we are continuing to gain market share. Our competitive position is stronger than ever."

CONFERENCE CALL INFORMATION

         Management will host a conference call and simultaneous Webcast to discuss the preliminary results on Monday, July 7, at 2:00 p.m. Pacific Time. To participate in the call, investors should dial (800) 289-0572 (domestic) or
(913) 981-5543 (international) at least ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company's Web site through July 21 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 699934.

NON-GAAP FINANCIAL MEASURES

         This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in the press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding
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the company's sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods.

ABOUT WEBSENSE INC.

         Websense Inc. (Nasdaq: WBSN) is the world's leading provider of employee Internet management solutions. Websense Enterprise software enables organizations to manage how employees use their computing resources, including Internet access, desktop applications and network bandwidth. This helps improve productivity and security, conserve network resources, and mitigate legal liability. Websense serves more than 18,500 customers worldwide, including many of the world's largest corporations. For more information, visit www.websense.com.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company's services, products and fee structures; the success of Websense's brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company's products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>). Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.


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